Exhibit 99.2

CONTACT:	Jack Wagner - President & CEO
	Rick A. Shields - EVP & Chief Financial Officer 360.679.3121	NEWS RELEASE
WASHINGTON BANKING DECLARES QUARTERLY CASH DIVIDEND
Presents at the 10th ABA Community Bank Investor Conference October 28th
OAK HARBOR, WA — October 23, 2008 — Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.065 per common share. The dividend is payable November 21, 2008, to shareholders of record on November 4, 2008. The annual dividend is equivalent to $0.26 per common share with a yield of 3.2% based on yesterday’s closing price.
“As a result of the solid performance in the third quarter, and strong capital position, we are able to continue to reward our shareholders with quarterly cash dividends,” said Jack Wagner, President and CEO. Washington Banking has paid a quarterly cash dividend since its 1998 public offering and has increased the cash payments each year.
Jack Wagner and Rick Shields will be presenting at the 10th ABA Community Bank Investor Conference on October 28, 2008 from 12:45 PM to 1:30 PM EDT. Visit www.wibank.com for a copy of the slide presentation for this conference.
Earlier today, Washington Banking reported a profitable quarter with continued strong capital ratios and a well-diversified loan portfolio. For the third quarter of 2008, net income was $1.9 million, or $0.20 per diluted share, compared to $2.8 million, or $0.30 per diluted share, in third quarter a year ago. Year-to-date, earnings were $6.7 million, or $0.70 per diluted share, compared to $7.5 million, or $0.79 per diluted share, for the first nine months of 2007. Third quarter and year-to-date 2008 profits were reduced by approximately $0.06 per diluted share due to a one-time charge associated with an agreement entered into with former CEO Michal Cann upon his retirement.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com
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